Exhibit 10.1

EXECUTION

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Separation Agreement”), is entered into this 23rd day of February 2009, by and between Peter C. Brown (“Employee”), AMC Entertainment Holdings, Inc, a Delaware corporation (“AMCEH”), Marquee Holdings Inc., a Delaware corporation (“Holdings”), and AMC Entertainment Inc., a Delaware corporation (“AMCE,” and, collectively with AMCEH and Holdings, the “Company”).

WHEREAS, Employee has been employed as the Chairman of the Board, Chief Executive Officer and President of each of AMCEH, Holdings and AMCE; and

WHEREAS, Employee desires to resign from his employment and other service relationships with the Company and its affiliates upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the release contained in this Separation Agreement, Employee and the Company agree as follows:

I.              Resignation.  Employee hereby resigns as Chairman of the Board, Chief Executive Officer, and President, and otherwise as an employee, officer, director, member, manager and in any other capacity, of AMCEH, Holdings, AMCE, American Multi-Cinema, Inc. (“AMC”) and each of its and their parents, partnerships, subsidiaries, joint ventures, predecessors and affiliates, including, without limitation, MovieTickets.com, National CineMedia, Inc., Midland Empire Partners, LLC and Digital Cinema Implementation Partners, LLC, effective March 2, 2009 (the “Separation Date”).  Concurrently with the execution and delivery of this Separation Agreement, Employee has executed the letter attached as Exhibit A hereto and delivered such letter to AMCEH.  The Company and its affiliates hereby accept such resignation, effective immediately.  Employee acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any severance, overtime, bonus, accrued vacation, commissions, or other wages) and usual benefits, and that all payments due to Employee from the Company after the Separation Date shall be determined under this Separation Agreement.

II.            Severance.

A.    Severance Pay.  The Company shall pay as severance pay to Employee a lump sum amount of 7,013,985.00 less applicable withholding and authorized deductions, on the day after the Separation Date, provided Employee returns this executed Separation Agreement on February 23, 2009 (“Lump Sum Severance Payment”), provided this Separation Agreement has not sooner been revoked, in whole or in part, by Employee.

B.    Retirement Benefit Continuation.  To the extent Employee is eligible for benefits under the AMC Supplemental Executive Retirement Income Plan, the Defined Benefit Retirement Income Plan, the AMC Nonqualified Deferred Compensation Plan and the AMC Retirement Enhancement Plan (collectively, the “Retirement Plans”) as in effect immediately prior to the Separation Date, he will remain eligible for such benefits pursuant to the terms thereof as may be amended or terminated from time to time.

C.    Certain Other Benefits.  Employee shall be entitled to the benefits described on the attached Exhibit B in accordance with their terms as in effect from time to time and subject to his satisfaction of applicable requirements thereunder.  Nothing in this Separation Agreement shall affect the Company’s ability to amend or terminate any such benefit plan, program or arrangement from time to time in accordance with its terms (“Exhibit B Benefit Programs”).  Further, nothing in this Separation Agreement shall establish or enhance any rights or benefits on the part of Employee under the Retirement Plans or under any Exhibit B Program that he would not have had had he not entered into this Separation Agreement.

D.    No Other Benefits.  The Lump Sum Severance Payment, benefits under the Retirement Plans and Exhibit B Benefits pursuant to this Section II are in lieu of any other payments or benefits (and, except as specifically provided under the Retirement Plans and the Exhibit B Benefit Programs, none shall accrue) after the Separation Date.  Employee specifically acknowledges and agrees that he is entitled to receive no severance pay or other severance benefits pursuant to any severance plan or policy of the Company or any of its affiliates.  Nothing contained in this Section II shall be construed as curtailing Employee’s rights to elect to make portable any insurance benefits provided to him by the Company as may be available to him pursuant to the terms of the applicable insurance arrangements.

III.           Mutual Nondisparagement; Press Release.  Employee agrees that he shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, or make any statement or engage in any conduct that has the purpose or effect of disrupting the business of the Company or any of its affiliates.  The Company agrees that it shall not, and it shall take reasonable steps to ensure that its officers or directors shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages Employee, either professionally or personally.  A copy of the form of press release announcing Employee’s employment termination is attached hereto as Exhibit E.  Any other Company press release (whether internal or external) issued by the public relations department of the Company with respect to Employee’s employment termination shall require the approval of Employee.  Employee acknowledges that any characterization of his resignation as a “retirement” in any press release or similar communication shall not affect Employee’s rights or benefits under any employee benefit plan or program, including, without limitation, any Retirement Plan.

IV.           Releases.

A.    Release by Employee.  Employee on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges each of AMCEH, Holdings and AMC and each of its and their respective parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees, arising out of or in any way connected, in whole or in part, with his service as an officer, director, employee, member or manager of any Releasee, his separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Separation Agreement including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the Missouri Human Rights Act of 1986, as amended, and applicable state and local law or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided that such release shall not apply to (1) the benefits due to Employee under Section II in connection with the execution and delivery of this Separation Agreement; (2) any rights Employee has to the put right set forth in Section VIII.B; (3) any right that Employee may have to indemnification pursuant to the Company’s certificate of incorporation, bylaws, Section 8 of the Employment Agreement (as defined in Section VIII.B) or under applicable laws with respect to any losses that Employee may have incurred or may in the future incur with respect to his past service as an officer or employee of the Company; and (4) with respect to any such losses, any rights that Employee may have to insurance coverage for such losses under any Company directors and officers liability insurance policy.  In addition, this release does not cover any claim that cannot be released as a matter of applicable law.

B.    Release by the Company.  The Company, on behalf of its employees, officers, directors, divisions, subsidiaries, parents, affiliates, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Employee, his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected, in whole or in part, with Employee’s employment, the termination thereof, or any other relationship with or interest in the Company resulting from or arising out of any act or omission by or on the part of Employee committed or omitted prior to the date of this Separation Agreement; provided, however, that the foregoing release does not apply to any breach by Employee of his fiduciary duties to the Company, to fraud by Employee, or to any claim that cannot be released as a matter of applicable law.

C.    Additional Release by Employee.  In addition to the release set forth in Section IV.A above, and subject to the exceptions set forth therein, Employee, on his own behalf and behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of any Company Releasee, from and with respect to any and all claims, agreements, obligations, demands and causes of action

(collectively, “Known Claims”), arising out of or in any way connected with Employee’s employment or any other relationship with or interest in the Company.

D.    Additional Release by the Company.  In addition to the release set forth in Section IV.B above, and subject to the exceptions set forth therein, the Company, on behalf of its employees, officers, directors, divisions, subsidiaries, parents, affiliates, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue any director, officer, shareholder, partner, representative, attorney, agent or employee, past or present, of Employee, any entities he controls, his descendants, dependents, heirs, executors, administrators, assigns and successors, from and with respect to any Known Claims.

V.            ADEA Waiver.  Employee expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Separation Agreement.  Employee further expressly acknowledges and agrees that:

A.    In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement;

B.    He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

C.    He was informed that he had twenty-one (21) days within which to consider this Separation Agreement (or to waive such period if he so desired by executing Exhibit C hereto); and

D.    He was informed that he had seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement.

VI.           No Transferred Claims.  Employee warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VII.          Confidential Information.

A.    As provided in Section 9 of the Employment Agreement, Employee acknowledges that he possesses information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret. Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports. Such confidential or trade secret information shall not, however, include information in the public domain unless Employee has, without authority, made it public.  To the extent Employee’s disclosure of any such information is compelled by federal or state law, Employee agrees to advise (to the extent legally permitted) the Company in advance of any such compelled disclosure and acknowledge that it shall be only pursuant to a court order that protects the confidentiality of the information to the greatest extent permitted by law, and only to such persons and/or agencies authorized to receive such information under such order, with the costs of complying with such court order promptly reimbursed by the Company to Employee.

B.    Employee shall (i) keep such information confidential, (ii) take appropriate precautions to maintain the confidentiality of such information, and (iii) not use such information for personal benefit or the benefit of any competitor or any other person.

C.    Employee has returned all materials in his possession or under his control that were prepared by, relate to, or are the property of, the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

VIII.        Stock Options.

A.    Employee hereby voluntarily forfeits all of the options to purchase shares of Holdings common stock granted to Employee by Holdings, including, without limitation, those granted under the 2004 Stock Option Plan of Marquee Holdings Inc., as amended (the “Plan”) on December 23, 2004 (which options were converted into options to purchase shares of AMCEH common stock pursuant to the letter to sent to all optionholders on June 15, 2007), and disclaims any current or future right to any benefit or payment in respect thereof.

B.    Employee hereby elects to exercise the put right set forth in Section 7(c) of that certain Employment Agreement by and between Marquee, AMCE and Employee dated as of December 23, 2004 and amended as of January 26, 2006 (the “Employment Agreement”), with respect to all shares of common stock of the Company owned by or on behalf of Employee as of the Separation Date, as set forth on Exhibit D.  Employee shall be paid $323.95 for each share of Company common stock sold pursuant to the put right, at the same time that the Lump Sum Severance Payment is made.

IX.           Miscellaneous

A.    Successors.

1.          This Separation Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

2.          This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the ownership of the Company or to which the Company assigns this Separation Agreement by operation of law or otherwise.

B.    Waiver.  No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

C.    Modification.  This Separation Agreement may not be amended or modified other than by a written agreement executed by Employee and any successor to Employee as Chairman of the Board of Holdings (or, with prior authorization of the Board of Directors of Holdings, such Chairman’s designee).

D.    Complete Agreement.  This Separation Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s relationship with the Company and its affiliates and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, including, without limitation, the Employment Agreement.  Any representation, promise or agreement not specifically included in this Separation Agreement shall not be binding upon or enforceable against either party.  This Separation Agreement constitutes an integrated agreement.

E.     Severability.  If any provision of this Separation Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Separation Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Separation Agreement are declared to be severable.

F.     Choice of Law; Forum; Waiver of Jury Trial.  This Separation Agreement shall be deemed to have been executed and delivered within the State of Missouri, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Missouri without regard to principles of conflict of laws that would give effect to the laws of another jurisdiction.  Each party hereby consents to the exclusive jurisdiction of the state court located in or having jurisdiction over Jackson County, Missouri or the federal district court for the Western District of Missouri located in Kansas City, Missouri (or any other federal court with jurisdiction thereover) and each party irrevocably submits to the exclusive jurisdiction of each such court in any action or proceeding with respect to this Separation Agreement, waives any objection it may now have or hereafter have to venue or to convenience of such forum.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF EMPOYEE’S EMPLOYMENT OR TERMINATION OR THIS SEPARATION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

G.    Cooperation in Drafting.  Each party has cooperated in the drafting and preparation of this Separation Agreement.  Hence, in any construction to be made of this

Separation Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

H.    Counterparts.  This Separation Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

I.      Advice of Counsel.  In entering this Separation Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Separation Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

J.     Supplementary Documents.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Separation Agreement and which are not inconsistent with its terms.

K.    Headings.  The section headings contained in this Separation Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Separation Agreement.

L.    Taxes.  The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Employee the amount required by law to be withheld with respect to such payment or other benefits provided to Employee.  Other than as to such withholding right, Employee shall be solely responsible for any taxes due as a result of the payments and benefits received by Employee contemplated by this Separation Agreement.

M.   Section 409A.  This Separation Agreement is intended to comply with Section 409A.  To the extent any party hereto reasonably determines that any provision of this Separation Agreement would subject Employee to the excise tax under Section 409A, the parties agree in good faith to cooperate to reform this Separation Agreement in a manner that would avoid the imposition of such tax on Employee while preserving any affected benefit or payment to the extent reasonably practicable without increasing the cost to the Company.  Nothing contained in this Separation Agreement is intended to constitute a guarantee of Employee’s personal tax treatment.

[Remainder of page intentionally left blank.]

I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 23rd day of February 2009, at Jackson County, Missouri.

/s/ PETER C. BROWN
Peter C. Brown

AMC ENTERTAINMENT HOLDINGS, INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

MARQUEE HOLDINGS INC.,
and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

AMC ENTERTAINMENT INC., and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:	/s/ CRAIG R. RAMSEY
Name:	Craig R. Ramsey
Title:	Executive Vice President and Chief Financial Officer

EXECUTION

EXHIBIT A

RESIGNATION LETTER

February 23, 2009

Boards of Directors

AMC Entertainment Holdings, Inc.

Marquee Holdings, Inc.

AMC Entertainment, Inc.

920 Main Street

Kansas City, Missouri 64105

Re:  Resignation

Ladies and Gentlemen:

As we have mutually agreed, I hereby resign, effective as of March 2, 2009, as Chairman of the Board, Chief Executive Officer, and President, and otherwise as an employee, officer, director, member, manager and in any other capacity, of AMC Entertainment Holdings, Inc., Marquee Holdings, Inc., AMC Entertainment Inc., American Multi-Cinema, Inc. and each of its and their parents, partnerships, subsidiaries, joint ventures, predecessors and affiliates, including, without limitation, MovieTickets.com, National CineMedia, Inc., Midland Empire Partners, LLC and Digital Cinema Implementation Partners, LLC.

Sincerely,

/s/ PETER C. BROWN

Peter C. Brown

EXECUTION

EXHIBIT B

American Multi-Cinema, Inc. 401(k) Savings Plan, a defined contribution 401(k) plan

Accrued vacation through March 2, 2009

Base salary through March 2, 2009

Reimbursement for previously unreimbursed business travel and entertainment expenses reasonably incurred prior to the Separation Date and timely submitted in accordance with Company policies

EXECUTION

EXHIBIT C

ENDORSEMENT

I, Peter C. Brown, hereby acknowledge that I was given 21 days to consider the foregoing Separation and General Release Agreement and voluntarily chose to sign the Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare, under penalty of perjury, that the foregoing is true and correct.

*  *  *

EXECUTED this 23rd day of February 2009, at Jackson County, Missouri.

/s/ PETER C. BROWN
Peter C. Brown

EXECUTION

EXHIBIT D

Number of Shares of Common Stock of Holdings Owned by or on Behalf of Employee

2,542.00 shares

EXECUTION

EXHIBIT E

[Press Release Follows on Next Page]